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                     November 5, 2020

       Edwin J. Rigaud
       Chief Executive Officer
       Legacy Acquisition Corp.
       1308 Race Street, Suite 200
       Cincinnati, Ohio 45202

                                                        Re: Legacy Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 5,
2020
                                                            File No. 001-38296

       Dear Mr. Rigaud:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Penny Minna